EXHIBIT 99.2
2006 Second-Quarter Earnings Release August 15, 2006

Forward Looking Statements This presentation may contain statements about future events and Regency Energy Partners LP's ("Regency Energy Partners", "Regency" or the "Partnership") outlook and expectations, which are forward-looking statements. Although Regency believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect Regency's business prospects and performance, causing actual results to differ from those discussed during this presentation. Any forward-looking statements made are subject to all of the risks and uncertainties, many of which are beyond management's control, involved in gathering, processing, marketing and transportation of natural gas and natural gas liquids, or NGLs. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Regency's actual results and plans could differ materially from those expressed in any forward-looking statements. These risks and uncertainties are discussed in more detail in Regency's filings with the Securities and Exchange Commission, copies of which are available to the public. The Partnership undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events. Regulation G This document may include certain non-GAAP financial measures as defined under SEC Regulation G. In such an event, a reconciliation of those measures to the most directly comparable GAAP measures is included in this presentation.

Regency Energy Partners Overview

Second Quarter 2006 Highlights Volumes continue to increase significantly as our Regency Intrastate Enhancement Project completed its first six months of operation Executing on our organic growth strategy Signed an additional net 60 thousand MMBtu/d of firm transportation contracts for RIGS system 200 MMCFD Elm Grove dewpoint control facility completed and in service as of May First phase of Bossier Loop project, 16-miles of 24 inch pipe, came on-line a month ahead of schedule, second phase (additional compression) scheduled to be in service during the fourth quarter 200 MMCFD Dubberly dewpoint control facility scheduled to be in service in the fourth quarter Additional $12 million approved to expand existing compression and gathering capacity in Louisiana and to add additional standby compression capacity Acquisition of TexStar Field Services Continued focus on growing the business and distribution to unitholders

Financial Overview Second-Quarter 2006

Consolidated Operating Results

Gathering and Processing Segment

Transportation Segment

2006 Forecast Adjusted EBITDA increased by 23% from $16.4 million in the first quarter to $20.1 million in the second quarter Through June, Regency is behind plan by about $6 million Exceeded internal budget in June; current indications are that we will make up some or all of shortfall by year end At the low end of the adjusted EBITDA range, implies about $11 million contribution for the balance of the year from TexStar Reported EBITDA in SEC filings will be higher due to pooling of interest accounting treatment Will incorporate TexStar's results for full-year Regency's expected 2006 adjusted EBITDA will be between $95 - $100 million Regency's expected cash available for distribution for the second- half of 2006 will be approximately $33 - $38 million Reflects expected interest expense, LTIP expense and maintenance capital spending

Q&A

Non-GAAP Reconciliations

Non-GAAP Reconciliation

Non-GAAP Reconciliation

Non-GAAP Reconciliation

Non-GAAP Reconciliation

Non-GAAP Reconciliation